UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   July 28, 2008

PREMIER NURSING PRODUCTS CORP.

(Exact name of registrant as specified in its charter)

Florida	333-145469	20-8724818
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8990 Wembley Court, Sarasota, FL	34238
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(941) 966-6955

not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03       Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Item 7.01       Regulation FD Disclosure.

Item 8.01       Other Events.

On July 28, 2008 the Board of Directors and holder of a majority of our issued and outstanding common stock adopted a resolution effecting an 18 for one forward stock split of the company's issued and outstanding common stock and in conjunction therewith on July 30, 2008 we filed Articles of Amendment to our Articles of Incorporation with the Secretary of State of Florida. The forward stock split will be distributed to all shareholders of record on August 7, 2008. The effective time of the forward stock split will be close of business on August 8, 2008. All shareholders of record on the record date will receive 18 shares of common stock for every one share of common stock then owned. No cash will be paid or distributed as a result of the forward stock split and no fractional shares will be issued. All fractional shares which would otherwise be required to be issued as a result of the stock split will be rounded up to the nearest whole share. In addition, there will be no mandatory exchange of stock certificates. Our transfer agent, StockTrans, Inc. will distribute certificates representing the new shares. There will be no change in the company's CUSIP number or our trading symbol on the OTCBB as a result of the forward stock split. It is anticipated that the common stock will be quoted on the OTCBB on a post-forward split basis beginning on August 11, 2008.

On July 30, 2008 we issued a press release announcing the forward stock split.

Item 9.01       Financial Statements and Exhibits.

(d)	Exhibits

3.3	Articles of Amendment to the Articles of Incorporation filed on July 30, 2008.
99.1	Press release dated July 30, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PREMIER NURSING PRODUCTS CORP.

Dated: July 31, 2008	By:	/s/ Sheldon Rose

Sheldon Rose,

President